Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY APPOINTS KHANH COLLINS

TO BOARD OF DIRECTORS

Calabasas Hills, Calif., – July 26, 2021 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the expansion of its Board of Directors from nine to 10 members and appointed Khanh “Connie” Collins, 57, as an independent member. Ms. Collins will also serve on the Corporate Governance and Nominating Committee of the Board and will stand for election at the 2022 Annual Meeting of Stockholders.

“Connie brings over 30 years of restaurant industry operational experience to our Board,” said David Overton, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “The breadth of her expertise in key areas including human capital management will further expand our Board’s perspective.”

Ms. Collins currently serves as Senior Vice President of Thompson Hospitality Corporation, the largest minority-owned food service and facilities management company in the United States. In this role, she oversees all aspects of Thompson Hospitality’s restaurant and hotel brands. Previously, Ms. Collins held senior leadership positions in the casual and fine dining segments of the restaurant industry including Vice President of Operations and Global Training at The ONE Group/STK, Chief Operating Office of Bravo Brio Restaurant Group, and various roles at McCormick and Schmick’s Seafood Restaurants. Ms. Collins is also an active member of the Restaurant Association of Metropolitan Washington.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 301 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia® and a collection within our Fox Restaurant Concepts business. Internationally, 28 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers. In 2021, we were named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the eighth consecutive year. To learn more, visit www.thecheesecakefactory.com, www.northitalia.com and www.foxrc.com.

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The Cheese Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100